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                                    EXHIBIT A

            APPRAISAL DEMAND LETTER FOR ISIS CAPITAL MANAGEMENT, LLC

                                   Cede & Co.
                          The Depository Trust Company
                                 55 Water Street
                               New York, NY 10041

                                                                January 15, 2004
Concerto Software, Inc.
6 Technology Park Drive
Westford, MA 01886

Attn:  Secretary

Gentlemen:

         Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a holder of record of common stock of Concerto Software, Inc. DTC is informed by its Participant, UBS Financial Services, Inc. that 8,150 of such shares (the "Shares") are beneficially owned by ISIS Capital Management, LLC, a customer of UBS Financial Services, Inc.

         In accordance with instructions received from UBS Financial Services, Inc. on behalf of its customer, we hereby assert appraisal rights with respect to the Shares, pursuant to Section 262 of the Delaware General Corporation Law as provided for in the Agreement and Plan of Merger, dated as of October 7, 2003, by and among Melita International Ltd., Bach Merger Sub, Inc. and Concerto.

         ISIS Capital Management, LLC has informed the Participant that it reserves the right to request the Participant to withdraw, and the Participant hereby reserves its right under Section 262 of the Delaware General Corporation Law to withdraw, the Demand for Appraisal for the Shares beneficially owned by ISIS Capital Management, LLC at any time prior to, or within 60 days after, the effective time of the proposed Merger.

         Future correspondence on this matter should be directed to ISIS Capital Management, LLC, 1465 Post Road East, 2nd Floor, Westport, CT 06880-5528, with copies directed to the attention of Jane Flood c/o UBS Financial Services, Inc., 1000 Harbor Blvd, Weehawken, NJ 07086.

                                            Very truly yours,

                                            By: /s/ Patricia Mobley
                                                --------------------------------
                                            Partner Patricia Mobley